Exhibit 8.2

July 5, 2011

Union Agriculture Group Corp

Plaza Independencia 737 – 11000

Montevideo

Uruguay

Ladies and Gentlemen:

Re: Union Agriculture Group Corp. – Opinion

We have acted as special Canadian federal income tax counsel for Union Agriculture Group Corp, a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the Company’s initial public offering of common shares, without par value (the “Common Shares”).

The Company has requested that we render our opinion as to certain tax matters in connection with the Registration Statement on Form F-1 (the “Registration Statement”), relating to the registration by the Company of the Common Shares, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the Commission promulgated thereunder (the “Rules”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering our opinion we have made no independent investigation of the facts referred to in the Registration Statement and have relied for the purpose of rendering this opinion exclusively on those facts as well as the facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder, all specific proposed amendments thereto detailed in public statements issued by the Minister of Finance (Canada) prior to the date hereof and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency. Our opinion does not otherwise anticipate or take into account any changes in law or in such administrative policies and assessing practices whether by legislative, governmental or other action. Any change in law, administrative policies and assessing practices, the facts set out in the Registration Statement or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, we hereby confirm our opinion set forth under the caption “Certain Canadian Federal Income Tax Considerations For Canadian Holders” in the Registration Statement.

We are furnishing this letter in our capacity as special Canadian federal income tax counsel to the Company. This letter is not to be used, circulated or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not thereby concede that we are an “expert” for purposes of the Securities Act or the Rules.

Very truly yours,

Cassels Brock & Blackwell LLP

/s/ Cassels Brock and Blackwell LLP